Exhibit 99.1

LB Pharmaceuticals Appoints R&D Biotech Executive Robert Lenz, M.D.,

Ph.D. to Board of Directors

Dr. Robert Lenz brings over 20 years of experience in neuroscience drug development

NEW YORK, March 9, 2026 (GLOBE NEWSWIRE) – LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a late-stage biopharmaceutical company developing novel therapies for schizophrenia, bipolar depression, adjunctive major depressive disorder (MDD) and other neuropsychiatric diseases, today announced the appointment of Robert Lenz, M.D., Ph.D. to its Board of Directors.

“We are delighted to welcome Rob to our Board as his depth of expertise in neuroscience R&D brings significant value to LB Pharma at a time when we are advancing LB-102 into late-stage clinical development across multiple indications,” said Heather Turner, Chief Executive Officer of LB Pharmaceuticals.

“I am pleased to join LB Pharma’s Board of Directors at this very exciting time for the Company, and contribute to its accelerating growth,” commented Robert Lenz, M.D., Ph.D. “I look forward to working with my fellow directors and this incredible management team to progress LB-102, an investigational therapy with the potential to become, if approved, a mainstay of psychiatric practice for the treatment of psychosis and mood disorders by offering patients a differentiated therapy with a balanced clinical benefit and tolerability profile.”

Dr. Robert Lenz is a veteran research and development leader, currently advising several biopharmaceuticals companies. Most recently, he served as the Executive Vice President and Head of Research and Development at Neumora Therapeutics, and prior to that, he spent over a decade at Amgen Inc. in key leadership roles, including Senior Vice President, Head of Global Development. Earlier in his career, Dr. Lenz held positions of increasing responsibility at Abbott Laboratories, ultimately serving as Divisional Vice President for Neuroscience, Anesthesia, and Psychiatry Development. Throughout his career, Dr. Lenz has overseen the development of multiple medicines through regulatory approval. He also serves on the board and scientific boards of several companies. Dr. Lenz earned his M.D. and Ph.D. with honors from the University of Maryland School of Medicine and completed his neurology residency at the University of California - Los Angeles. He holds a bachelor’s degree from Dickinson College and has been recognized with multiple awards for innovation and leadership in the pharmaceutical industry.

About LB Pharmaceuticals

LB Pharmaceuticals is a late-stage biopharmaceutical company developing novel therapies for the treatment of schizophrenia, bipolar depression, adjunctive MDD, and other neuropsychiatric diseases. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the potential to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a balanced clinical activity and tolerability profile that provides a potentially attractive alternative to branded and generic therapeutics for the treatment of a wide range of neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the expected clinical development and regulatory pathway and therapeutic benefits of LB-102 and continuing advancement of LB-102 and the Company’s portfolio. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media and Investor Contact:

Ellen Rose

erose@lbpharma.us